Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Angie McCabe	Media Contact:	Margita Thompson
	818.676.8692		818.676.7912
	angie.mccabe@healthnet.com		margita.thompson@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2008 EARNINGS

OF $0.71 PER DILUTED SHARE

THE COMPANY RECORDED A $13.0 MILLION, OR $0.03 PER SHARE,

OPERATIONS STRATEGY-RELATED CHARGE IN THE SECOND QUARTER OF 2008

THE COMPANY REDUCES ITS 2008 OUTLOOK

LOS ANGELES, August 5, 2008 – Health Net, Inc. (NYSE: HNT) today announced second quarter 2008 earnings of $76.7 million, or $0.71 per diluted share. Net income for the second quarter of 2007 was $92.0 million, or $0.80 per diluted share.

Included in the results for the second quarter of 2008 is the full effect of a $13.0 million pretax charge relating to the company’s operations strategy that is designed to reduce general and administrative (G&A) expenses.

Adjusted1 earnings per diluted share were $0.74 in the second quarter of 2008.

[1]

On a reported GAAP basis, diluted earnings per share were $0.71, pretax margin was 3.1 percent and G&A expense ratio was 9.5 percent for the second quarter of 2008. G&A expense for the second quarter of 2008 includes the operations strategy charge of $13.0 million, or $0.03 per share. Excluding this charge, earnings per share were $0.74, pretax margin was 3.4 percent and G&A expense ratio was 9.1 percent for the second quarter of 2008. Such adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliation to the comparable GAAP measures are included in the attached reconciliation schedule. Other key metrics, including MCR, government contracts cost ratio and selling expense ratio, are not impacted by the charge.

Second Quarter 2008 Highlights

1.	Commercial per member per month (PMPM) premium yields increased by 9.0 percent compared to the second quarter of 2007 while commercial health care costs increased by 8.6 percent compared to the second quarter of 2007. Commercial risk membership in the second quarter declined by 57,000 members, or 2.6 percent, to 2.1 million members from the second quarter of 2007, primarily as a result of a further weakening in the economy since the first quarter of 2008 and the company’s continued focus on pricing discipline. Sequentially, commercial risk membership declined by 39,000 members, or 1.8 percent, from the first quarter of 2008.

2.	The commercial medical care ratio (MCR) of 84.2 percent improved 30 basis points compared to the second quarter of 2007.

3.	The health plan MCR increased by 60 basis points to 85.3 percent compared to the second quarter of 2007 due to higher utilization by new Medicare members added in 2008.

4.	The adjusted[1] G&A ratio was 9.1 percent and improved 50 basis points compared to the second quarter of 2007 as a result of the company’s focus on expense management.

5.	Investment income decreased by approximately $7.0 million compared to the second quarter of 2007 and by $14 million compared to the first quarter of 2008. The decrease was primarily due to the change in fair value of a swap contract related to the financing facility that the company secured in late 2007 as well as lower interest rates during the second quarter of 2008.

6.

Days claims payable increased by 6.1 days compared to the second quarter of 2007 and by 3.2 days compared to the first quarter of 2008. When adjusted for capitation, provider settlements, and Medicare Part D costs, days in claims payable increased by 0.7 days compared to the second quarter of 2007 and by 3.1 days compared to the first quarter of 2008.[2]

Revised Full-Year 2008 Guidance

The company also announced that it is reducing full-year 2008 guidance to a range of $1.97 to $2.03 per diluted share, which includes charges taken in the first half of 2008 and the

[2]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this release for a reconciliation of this information to the comparable GAAP financial measure.

remaining $60 million to $70 million in pretax operations strategy charges the company expects to take in the third and fourth quarters.

Excluding these charges, the company currently expects to earn between $2.85 and $2.95 per diluted share in 2008. Previous 2008 guidance was $3.45 to $3.55 per diluted share, excluding the impact of any charges. The revised full-year 2008 guidance is driven by the following factors that are expected to impact the company in the second half of 2008:

1.	Lower than expected commercial membership as a result of commercial pricing discipline, coupled with a further weakening in the economy, is expected to have an impact of $15 million to $20 million.

2.	An anticipated increase in Medicare health care costs of approximately $37 million due to higher utilization by new Medicare members added in 2008 and reduced Medicare revenue of approximately $8 million as a result of lower per member reimbursement.

3.	Higher than anticipated commercial health care costs of approximately $17 million.

4.	Higher than expected G&A costs of $6 million and lower than expected investment income of $4 million.

“We believe in the strength of our diversified business portfolio, especially in light of the current economic and regulatory environments. However, based on factors that emerged during the second quarter that will impact the second half of 2008, we are lowering our full-year 2008 outlook,” said Jay Gellert, president and chief executive officer of Health Net.

“First, our focus on maintaining our pricing discipline combined with a further weakening in the economy is causing us to lower our enrollment expectations for the full year,” continued Gellert. “Despite this, we continue to expect to achieve our goal of driving premium revenue increases in the second half of 2008.”

“Also, it is now apparent that Medicare health care costs are running higher than previous expectations. We believe we addressed these issues in our 2009 bid, submitted in early June. As a result, we expect improvements in our Medicare performance across both the Medicare Advantage and Part D businesses in 2009,” said Gellert.

“Although health care costs were relatively stable in the second quarter, we currently expect commercial health care costs to run modestly higher in the second half of 2008,” continued Gellert. “We believe we will maintain a positive spread in commercial premium yields versus health care costs through the balance of 2008.”

The revised full-year 2008 earnings per diluted share estimates are based on a projected weighted average share count for the full year of 2008 of approximately 105.5 to 107 million, unchanged from prior guidance. Health Net did not repurchase any shares in the second quarter of 2008. The company has $203 million in remaining purchase authority.

A table at the end of this press release outlines the revised full year 2008 guidance.

Third Quarter 2008 Guidance

Including the impact of operations strategy charge, the company expects to earn between $0.68 and $0.71 per diluted share in the third quarter of 2008. Excluding the charges, the company expects to earn between $0.89 and $0.91 per diluted share in the third quarter of 2008.

Revenues and Health Care Costs

Health Net’s total revenues increased 10.9 percent in the second quarter of 2008 to $3.8 billion from $3.5 billion in the second quarter of 2007. Health plan services premium revenues increased 10.8 percent to $3.1 billion in the second quarter of 2008 compared to $2.8 billion in the second quarter of 2007. The company’s Government contracts revenues increased 13.2 percent in the second quarter of 2008 to $694.9 million from $613.9 million in the second quarter of 2007.

The health plan MCR was 85.3 percent in the second quarter of 2008 compared to 84.7 percent in the second quarter of 2007. The commercial MCR was 84.2 percent in the second quarter of 2008 compared to 84.5 percent in the second quarter of 2007.

The Government contracts cost ratio was 94.7 percent in the second quarter of 2008 compared to 92.9 percent in the second quarter of 2007. The year-over-year increase primarily was due to favorable Option Period 3 health care costs that impacted 2007.

“Our Government Contracts division continues to perform as expected,” said Jim Woys, Health Net’s chief operating officer. “We are honored to serve the dynamic needs of the military family – whether through our TRICARE, Veterans Affairs or Military Family Life Counseling programs. We continue to work in a very close and collaborative partnership with our customers, and our collective efforts have broadened access and health care quality for military personnel, their families and Veteran beneficiaries.”

G&A Expenses

Total G&A expense was $297.5 million in the second quarter of 2008 compared with $270.0 million in the second quarter of 2007. Total adjusted1 G&A expense in the second quarter of 2008 was $284.4 million compared to $270.0 million in the second quarter of 2007. In the first quarter of 2008, G&A expenses of $352.3 million included $35.8 million in litigation and operations strategy charges. Excluding the charges taken in the first and second quarters of 2008, G&A expenses improved by $32.1 million in the second quarter of 2008 compared to the first quarter of 2008.

“The adjusted1 G&A expense ratio in the second quarter improved by 50 basis points from the second quarter of 2007 and 100 basis points from the first quarter of 2008 as we continue to focus on our operations strategy and managing our expenses,” said Joseph C. Capezza, Health Net’s chief financial officer. “For the full year 2008, we expect the G&A ratio, excluding any operations strategy charges, to increase from the second quarter.”

Health Net’s selling expenses of $88.2 million in the second quarter of 2008 increased by $11.4 million compared to the second quarter of 2007.

Membership

Total health plan enrollment as of June 30, 2008 was nearly 3.8 million members. This represents an increase of 60,000 members, or 1.6 percent, compared to June 30, 2007, and a decrease of 88,000 members, or 2.3 percent, compared to March 31, 2008.

Commercial risk enrollment as of June 30, 2008 decreased to approximately 2.1 million, or by 57,000 members, compared to June 30, 2007. Sequentially, commercial risk enrollment decreased by 39,000 members, or 1.8 percent, since March 31, 2008. Administrative Services Only (ASO) membership decreased by 52,000 members, or 54.2 percent, to 44,000 members as of June 30, 2008 compared to June 30, 2007. Sequentially, ASO membership declined by 14,000, or 24.1 percent, from March 31, 2008, consistent with the company’s strategy to de-emphasize this business.

Enrollment in the company’s Medicare Advantage plans grew by 49,000 members, or 20.8 percent, to 285,000 members at the end of the second quarter of 2008 compared to the end of the second quarter of 2007. Sequentially, Medicare Advantage membership grew by 9,000 members, or 3.3 percent, from March 31, 2008. Membership in the company’s Medicare PDP plans was 526,000 at the end of the second quarter of 2008, an increase of 178,000 members, or

51.1 percent, compared to the end of the second quarter of 2007. Sequentially, PDP membership grew by 4,000 members, or nearly 1.0 percent, from March 31, 2008.

Medicaid enrollment at June 30, 2008 was 781,000 members, a decrease of 58,000 members, or 6.9 percent, from June 30, 2007. Sequentially, Medicaid membership decreased by 48,000 members, or 5.8 percent, from March 31, 2008. The decline in Medicaid membership primarily was due to the company’s exit from the Connecticut Medicaid business in April 2008.

Balance Sheet

The company recorded cash and investments as of June 30, 2008 of approximately $2.3 billion compared with $2.4 billion as of June 30, 2007. The company noted that its investment portfolio is comprised of a diversified mix of high quality, fixed income securities. Mortgage and asset-backed securities represent 41 percent of the portfolio, of which approximately 98 percent are issued by government-sponsored or -owned enterprises. The company does not own any investments that have direct subprime mortgage exposure.

Reserves for claims and other settlements as of June 30, 2008 were approximately $1.4 billion compared with nearly $1.1 billion as of June 30, 2007. Reserves for claims and other settlements decreased by $73.0 million from March 31, 2008 to June 30, 2008.

Days claims payable (DCP), including provider and other claims settlements, capitation payments and Medicare Part D expenses, for the second quarter of 2008 increased by 6.1 days to 47.8 days compared to 41.7 days in the second quarter of 2007, and increased sequentially by 3.2 days compared to the first quarter of 2008.

Excluding provider and other claim settlements, capitation payments and Medicare Part D, DCP in the second quarter of 2008 increased by 0.7 days to 56.0 days compared to the second quarter of 2007, and increased by 3.1 days sequentially.2

The company’s debt-to-total capital ratio was 27.8 percent as of June 30, 2008 compared to 27.5 percent as of March 31, 2008 and 17.0 percent as of June 30, 2007. The debt-to-total capital ratio increased primarily as a result of the result of the company’s draw on its revolving credit facility to fund various legal settlement payments and the purchase of equipment under a lease facility that expired in the second quarter of 2008.

Interest expense increased by $3.5 million in the second quarter of 2008 compared to the second quarter of 2007. The increase is due to the higher draw on the revolving credit facility and an increase in the imputed interest on the company’s financing facility. The imputed interest on the financing facility is offset by other income related to the same facility.

Cash Flow

Operating cash flow was negative $80.5 million in the second quarter of 2008. This decrease was primarily driven by the following factors:

1.	Part D risk adjusters and reinsurance that total $87 million, of which the company received $47 million in July 2008.

2.	Litigation settlement and operations strategy payments of $41 million in the quarter.

3.	The company’s annual shared risk settlement with California medical groups in the amount of $18 million in the quarter.

“For the full year 2008, we expect operating cash flow of approximately $320 million, excluding litigation and operation strategy payments,” said Capezza. “This will provide sufficient cash to repurchase our annual goal of three to five percent of our outstanding shares.”

Full Year 2008 Guidance Table

The table below updates previously issued full-year 2008 guidance on a number of operating metrics.

FY2008 Revised Outlook

	Revised Guidance	Comment
Year-end Membership	Commercial Risk: -6% to -7% Medicaid: flat Medicare Advantage: +20% to 25% PDP: +40% to 45%	Previously: -3% to -4% Unchanged Unchanged Unchanged

Consolidated Revenues	$15 to $16 billion	Unchanged

Commercial Yields	8.0%	Unchanged

Commercial Health Care Cost Trends*	8.4% (Includes 50 bps of prior period development booked in 1Q08)	Previously: 8.0%

Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio*	~ 2.8% ~ 94.5% ~ 9.8%	Unchanged Unchanged Previously: ~10.0%

FY2008 Revised Outlook (continued)

Tax Rate*	~ 39.5%	Unchanged
Weighted-average Fully Diluted Shares Outstanding	105.5-107 million	Unchanged
EPS*	$2.85 to $2.95	Previously: $3.45 - $3.55

*	Excludes the impact of litigation and operations strategy-related charges.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter 2008 results during a conference call on Tuesday, August 5, 2008, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

877.856.1965 (Domestic)	888.203.1112 (Replay – Domestic)
719.325.4793 (International)	719.457.0820 (Replay – International)

The access code for both the live conference call and the replay is 2150941. A replay of the conference call will be available through August 9, 2008. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.9 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, including but not limited to the guidance for future periods included herein and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section, included within the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise its guidance, the assessment of the underlying assumptions or any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

#        #        #

[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				March 31, 2008		June 30, 2007
	June 30, 2008	March 31, 2008	June 30, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	971	984	1,013	(13)	(1.3)%	(42)	(4.1)%
Small Group and Individual	453	468	425	(15)	(3.2)%	28	6.6%

Commercial Risk	1,424	1,452	1,438	(28)	(1.9)%	(14)	(1.0)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,429	1,457	1,443	(28)	(1.9)%	(14)	(1.0)%
Medicare Advantage	126	123	112	3	2.4%	14	12.5%
Medi-Cal	737	720	708	17	2.4%	29	4.1%

Total California	2,292	2,300	2,263	(8)	(0.3)%	29	1.3%

Connecticut
Large Group	124	127	142	(3)	(2.4)%	(18)	(12.7)%
Small Group and Individual	25	25	27	0	0.0%	(2)	(7.4)%

Commercial Risk	149	152	169	(3)	(2.0)%	(20)	(11.8)%
ASO	25	26	58	(1)	(3.8)%	(33)	(56.9)%

Total Commercial	174	178	227	(4)	(2.2)%	(53)	(23.3)%
Medicare Advantage	57	54	43	3	5.6%	14	32.6%
Medicaid	0	65	85	(65)	(100.0)%	(85)	(100.0)%

Total Connecticut	231	297	355	(66)	(22.2)%	(124)	(34.9)%

New York
Large Group	104	105	116	(1)	(1.0)%	(12)	(10.3)%
Small Group and Individual	109	113	117	(4)	(3.5)%	(8)	(6.8)%

Commercial Risk	213	218	233	(5)	(2.3)%	(20)	(8.6)%
ASO	11	11	15	0	0.0%	(4)	(26.7)%

Total Commercial	224	229	248	(5)	(2.2)%	(24)	(9.7)%
Medicare Advantage	6	6	9	0	0.0%	(3)	(33.3)%

Total New York	230	235	257	(5)	(2.1)%	(27)	(10.5)%

New Jersey
Large Group	22	25	32	(3)	(12.0)%	(10)	(31.3)%
Small Group and Individual	56	58	62	(2)	(3.4)%	(6)	(9.7)%

Commercial Risk	78	83	94	(5)	(6.0)%	(16)	(17.0)%
ASO	3	16	18	(13)	(81.3)%	(15)	(83.3)%

Total Commercial	81	99	112	(18)	(18.2)%	(31)	(27.7)%
Medicaid	44	44	46	0	0.0%	(2)	(4.3)%

Total New Jersey	125	143	158	(18)	(12.6)%	(33)	(20.9)%

Arizona
Large Group	84	85	80	(1)	(1.2)%	4	5.0%
Small Group and Individual	54	54	53	0	0.0%	1	1.9%

Commercial Risk	138	139	133	(1)	(0.7)%	5	3.8%
Medicare Advantage	64	62	48	2	3.2%	16	33.3%

Total Arizona	202	201	181	1	0.5%	21	11.6%

Oregon
Large Group	103	101	96	2	2.0%	7	7.3%
Small Group and Individual	36	35	35	1	2.9%	1	2.9%

Commercial Risk	139	136	131	3	2.2%	8	6.1%
Medicare Advantage	22	22	20	0	0.0%	2	10.0%

Total Oregon	161	158	151	3	1.9%	10	6.6%

Other States
Medicare Advantage	10	9	4	1	11.1%	6	150.0%

Medicare PDP (stand-alone)	526	522	348	4	0.8%	178	51.1%

Total Health Plan Enrollment
Large Group	1,408	1,427	1,479	(19)	(1.3)%	(71)	(4.8)%
Small Group and Individual	733	753	719	(20)	(2.7)%	14	1.9%

Commercial Risk	2,141	2,180	2,198	(39)	(1.8)%	(57)	(2.6)%
ASO	44	58	96	(14)	(24.1)%	(52)	(54.2)%

Total Commercial	2,185	2,238	2,294	(53)	(2.4)%	(109)	(4.8)%
Medicare Advantage	285	276	236	9	3.3%	49	20.8%
Medicare PDP (stand-alone)	526	522	348	4	0.8%	178	51.1%
Medi-Cal/Medicaid	781	829	839	(48)	(5.8)%	(58)	(6.9)%

Total Health Plans	3,777	3,865	3,717	(88)	(2.3)%	60	1.6%

TRICARE - North Contract Eligibles	2,951	2,895	2,913	56	1.9%	38	1.3%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				March 31, 2008		June 30, 2007
	June 30, 2008	March 31, 2008	June 30, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	971	984	1,013	(13)	(1.3)%	(42)	(4.1)%
Connecticut	124	127	142	(3)	(2.4)%	(18)	(12.7)%
New York	104	105	116	(1)	(1.0)%	(12)	(10.3)%
New Jersey	22	25	32	(3)	(12.0)%	(10)	(31.3)%
Arizona	84	85	80	(1)	(1.2)%	4	5.0%
Oregon	103	101	96	2	2.0%	7	7.3%

	1,408	1,427	1,479	(19)	(1.3)%	(71)	(4.8)%

Small Group and Individual
California	453	468	425	(15)	(3.2)%	28	6.6%
Connecticut	25	25	27	0	0.0%	(2)	(7.4)%
New York	109	113	117	(4)	(3.5)%	(8)	(6.8)%
New Jersey	56	58	62	(2)	(3.4)%	(6)	(9.7)%
Arizona	54	54	53	0	0.0%	1	1.9%
Oregon	36	35	35	1	2.9%	1	2.9%

	733	753	719	(20)	(2.7)%	14	1.9%

Commercial Risk
California	1,424	1,452	1,438	(28)	(1.9)%	(14)	(1.0)%
Connecticut	149	152	169	(3)	(2.0)%	(20)	(11.8)%
New York	213	218	233	(5)	(2.3)%	(20)	(8.6)%
New Jersey	78	83	94	(5)	(6.0)%	(16)	(17.0)%
Arizona	138	139	133	(1)	(0.7)%	5	3.8%
Oregon	139	136	131	3	2.2%	8	6.1%

	2,141	2,180	2,198	(39)	(1.8)%	(57)	(2.6)%

ASO
California	5	5	5	0	0.0%	0	0.0%
Connecticut	25	26	58	(1)	(3.8)%	(33)	(56.9)%
New York	11	11	15	0	0.0%	(4)	(26.7)%
New Jersey	3	16	18	(13)	(81.3)%	(15)	(83.3)%

	44	58	96	(14)	(24.1)%	(52)	(54.2)%
Total Commercial
California	1,429	1,457	1,443	(28)	(1.9)%	(14)	(1.0)%
Connecticut	174	178	227	(4)	(2.2)%	(53)	(23.3)%
New York	224	229	248	(5)	(2.2)%	(24)	(9.7)%
New Jersey	81	99	112	(18)	(18.2)%	(31)	(27.7)%
Arizona	138	139	133	(1)	(0.7)%	5	3.8%
Oregon	139	136	131	3	2.2%	8	6.1%

	2,185	2,238	2,294	(53)	(2.4)%	(109)	(4.8)%
Medicare Advantage
California	126	123	112	3	2.4%	14	12.5%
Connecticut	57	54	43	3	5.6%	14	32.6%
New York	6	6	9	0	0.0%	(3)	(33.3)%
Arizona	64	62	48	2	3.2%	16	33.3%
Oregon	22	22	20	0	0.0%	2	10.0%
Other States	10	9	4	1	11.1%	6	150.0%

	285	276	236	9	3.3%	49	20.8%
Medi-Cal/Medicaid
California	737	720	708	17	2.4%	29	4.1%
Connecticut	0	65	85	(65)	(100.0)%	(85)	(100.0)%
New Jersey	44	44	46	0	0.0%	(2)	(4.3)%

	781	829	839	(48)	(5.8)%	(58)	(6.9)%
Medicare PDP (stand-alone)	526	522	348	4	0.8%	178	51.1%

Total Health Plan Enrollment
Large Group	1,408	1,427	1,479	(19)	(1.3)%	(71)	(4.8)%
Small Group and Individual	733	753	719	(20)	(2.7)%	14	1.9%

Commercial Risk	2,141	2,180	2,198	(39)	(1.8)%	(57)	(2.6)%
ASO	44	58	96	(14)	(24.1)%	(52)	(54.2)%

Total Commercial	2,185	2,238	2,294	(53)	(2.4)%	(109)	(4.8)%
Medicare Advantage	285	276	236	9	3.3%	49	20.8%
Medicare PDP (stand-alone)	526	522	348	4	0.8%	178	51.1%
Medi-Cal/Medicaid	781	829	839	(48)	(5.8)%	(58)	(6.9)%

Total Health Plans	3,777	3,865	3,717	(88)	(2.3)%	60	1.6%

TRICARE - North Contract Eligibles	2,951	2,895	2,913	56	1.9%	38	1.3%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended June 30, 2007	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008
REVENUES:
Health plan services premiums	$2,811,186	$3,122,988	$3,114,168
Government contracts	613,865	664,449	694,885
Net investment income	27,884	35,371	20,931
Administrative services fees and other income	11,243	13,948	11,516

	3,464,178	3,836,756	3,841,500

EXPENSES:
Health plan services	2,381,279	2,788,403	2,655,066
Government contracts	570,518	637,577	658,255
General and administrative	270,003	352,278	297,475
Selling	76,842	86,592	88,243
Depreciation and amortization	9,013	12,279	13,073
Interest	7,824	10,657	11,316

	3,315,479	3,887,786	3,723,428
Income (loss) from operations before income taxes	148,699	(51,030)	118,072
Income tax provision (benefit)	56,669	(15,350)	41,394

Net income (loss)	$92,030	$(35,680)	$76,678

Basic earnings (loss) per share	$0.82	$(0.33)	$0.71
Diluted earnings (loss) per share	$0.80	$(0.33)	$0.71
Weighted average shares outstanding:
Basic	112,122	109,232	107,308
Diluted	114,808	109,232	108,338
Pretax margin	4.3%	-1.3%	3.1%
Health plan services MCR	84.7%	89.3%	85.3%
Government contracts cost ratio	92.9%	96.0%	94.7%
G&A expense ratio	9.6%	11.2%	9.5%
Selling costs ratio	2.7%	2.8%	2.8%
Days claims payable (a)	41.7	44.6	47.8
Days claims payable - adjusted (a)	55.3	52.9	56.0
Effective tax rate	38.1%	30.1%	35.1%
Health plan services premiums PMPM	$260.18	$277.17	$278.25
Health plan services costs PMPM	$220.39	$247.48	$237.23

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charge

(Amounts in thousands, except per share, PMPM and ratio data)

Note:	This table presents the company’s consolidated operations for the quarter ended June 30, 2008 and the charge recorded in the consolidated statement of operations for quarter ended June 30, 2008. Management believes that the presentation of certain financial information in the attached press release (such as General and administrative expense, Income before income taxes, Income tax provision, Net income, Basic and diluted earnings per share, Pretax margin and G&A expense ratio), excluding the charge that was recorded in the quarter ended June 30, 2008, all of which is non-GAAP financial information, is important to investors as it excludes special items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	As Reported Quarter Ended June 30, 2008	Impact of Charge	Excluding Impact of Charge
REVENUES:
Health plan services premiums	$3,114,168		$3,114,168
Government contracts	694,885		694,885
Net investment income	20,931		20,931
Administrative services fees and other income	11,516		11,516

	3,841,500	—	3,841,500

EXPENSES:
Health plan services	2,655,066		2,655,066
Government contracts	658,255		658,255
General and administrative	297,475	13,037	284,438
Selling	88,243		88,243
Depreciation and amortization	13,073		13,073
Interest	11,316		11,316

	3,723,428	13,037	3,710,391
Income (loss) from operations before income taxes	118,072	(13,037)	131,109
Income tax provision (benefit)	41,394	(9,739)	51,133

Net income (loss)	$76,678	$(3,298)	$79,976

Basic earnings per share	$0.71		$0.75
Diluted earnings per share	$0.71	$(0.03)	$0.74
Weighted average shares outstanding:
Basic	107,308		107,308
Diluted	108,338		108,338
Pretax margin	3.1%	-0.3%	3.4%
Health plan services MCR	85.3%	—	85.3%
Government contracts cost ratio	94.7%	—	94.7%
G&A expense ratio	9.5%	0.4%	9.1%
Selling costs ratio	2.8%	—	2.8%
Effective tax rate	35.1%	-3.9%	39.0%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended June 30, 2007	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$92,030	$(35,680)	$76,678
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	9,013	12,279	13,073
Share-based compensation expense	6,529	6,667	7,888
Deferred income taxes	(7,219)	(26,862)	1,975
Excess tax benefits from share-based compensation	(3,789)	(774)	(6)
Other changes	(3,067)	(5,116)	5,637
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	40,925	(64,281)	(58,723)
Other receivables, deferred taxes and other assets	96,616	(16,665)	35,652
Amounts receivable/payable under government contracts	(27,299)	(71,770)	8,196
Reserves for claims and other settlements	(13,492)	130,298	(72,974)
Accounts payable and other liabilities	(54,591)	(45,429)	(97,888)

Net cash provided by (used in) operating activities	135,656	(117,333)	(80,492)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	86,689	341,197	209,569
Maturities of investments	46,730	46,820	89,812
Purchases of investments	(190,873)	(377,638)	(296,988)
Proceeds from sale of property and equipment	12,878	4	—
Purchases of property and equipment	(13,394)	(14,765)	(60,078)
Net cash paid for acquisition of Guardian assets	(10,497)	—	—
Purchases and Sales of restricted investments and other	(35,592)	11,150	1,959

Net cash (used in) provided by investing activities	(104,059)	6,768	(55,726)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	11,949	5,559	842
Repurchases of common stock	(13,891)	(142,978)	(67)
Excess tax benefits from share-based compensation	3,789	774	6
Borrowings under financing arrangements	393,535	100,000	45,000
Repayment of borrowings under financing arrangements	(400,000)	—	(8,722)

Net cash (used in) provided by financing activities	(4,618)	(36,645)	37,059

Net increase (decrease) in cash and cash equivalents	26,979	(147,210)	(99,159)
Cash and cash equivalents, beginning of period	949,171	1,007,017	859,807

Cash and cash equivalents, end of period	$976,150	$859,807	$760,648

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	June 30, 2007	March 31, 2008	June 30, 2008
ASSETS
Current Assets
Cash and cash equivalents	$976,150	$859,807	$760,648
Investments - available for sale	1,421,537	1,547,236	1,514,421
Premiums receivable, net	206,513	335,085	400,918
Amounts receivable under government contracts	229,134	263,642	262,877
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	271,327	285,545	280,801
Other receivables	105,093	90,660	92,310
Deferred taxes	69,369	102,868	107,478
Other assets	179,722	265,758	223,326

Total current assets	3,458,845	3,750,601	3,642,779
Property and equipment, net	163,877	184,329	234,423
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	119,463	104,348	101,216
Deferred taxes	92,127	49,743	55,096
Other noncurrent assets	145,703	137,492	135,896

Total Assets	$4,731,964	$4,978,462	$4,921,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,084,461	$1,430,730	$1,357,756
Health care and other costs payable under government contracts	53,528	70,910	78,341
IBNR health care costs payable under TRICARE North contract	271,327	285,545	280,801
Unearned premiums	415,256	183,094	190,204
Borrowings under amortizing financing facility	—	25,356	26,028
Accounts payable and other liabilities	315,688	432,304	327,782

Total current liabilities	2,140,260	2,427,939	2,260,912
Senior notes payable	397,968	398,122	398,173
Borrowings under amortizing financing facility	—	124,782	117,984
Borrowings under revolving credit facility	—	100,000	145,000
Other noncurrent liabilities	243,943	216,042	215,199

Total Liabilities	2,782,171	3,266,885	3,137,268

Stockholders’ Equity
Common stock and additional paid-in capital	1,100,623	1,164,688	1,173,132
Treasury common stock, at cost	(966,691)	(1,267,125)	(1,267,192)
Retained earnings	1,836,015	1,813,417	1,890,095
Accumulated other comprehensive (loss) income	(20,154)	597	(11,944)

Total Stockholders’ Equity	1,949,793	1,711,577	1,784,091

Total Liabilities and Stockholders’ Equity	$4,731,964	$4,978,462	$4,921,359

Debt-to-Total Capital Ratio	17.0%	27.5%	27.8%

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q2 2007	Q1 2008	Q2 2008
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,084.5	$1,430.7	$1,357.8
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(98.8)	(286.4)	(293.1)

Adjusted Reserve for Claims and Other Settlements	985.7	1,144.3	1,064.7
(1) Average Reserve for Claims and Other Settlements	1,091.2	1,365.6	1,394.3
(2) Average Adjusted Reserve for Claims and Other Settlements	991.2	1,072.7	1,104.5
(3) Health Plan Services Cost	2,381.3	2,788.4	2,655.1
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(751.5)	(943.9)	(860.8)

(4) Adjusted Health Plan Services Cost	1,629.8	1,844.5	1,794.3
(5) Number of Days in Period	91	91	91
= (1) / (3) * (5) Days Claims Payable	41.7	44.6	47.8
= (2) / (4) * (5) Days Claims Payable - Adjusted	55.3	52.9	56.0

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 6/2008	Year 2007	Year 2006
Reserve for claims (a), beginning of period	$838.7	$754.2	$768.7
Incurred claims related to:
Current Year	3,155.3	5,790.7	5,222.0
Prior Years (c)	(5.5)	0.6	(77.3)

Total Incurred (b)	3,149.8	5,791.3	5,144.7
Paid claims related to:
Current Year	2,357.7	4,972.3	4,485.7
Prior Years	759.9	734.5	673.5

Total Paid (b)	3,117.6	5,706.8	5,159.2
Reserve for claims (a), end of period	870.9	838.7	754.2
Add:
Claims Payable (d)	379.8	365.6	203.9
Other (e)	107.1	96.1	90.7

Reserves for claims and other settlements, end of period	$1,357.8	$1,300.4	$1,048.8

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.